Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Steven J. Craig Sr. Vice President (214) 210-2675

REMINGTON OIL AND GAS ANNOUNCES FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2004

Dallas, TX, March 7, 2005 — Remington Oil and Gas Corporation (NYSE: REM) announced record financial results for the fourth quarter and year ended December 31, 2004.

	Three Months Ended		Years Ended
	December 31,		December 31,
	($ in thousands, except income per share)

	2004	2003	2004	2003
Total revenues	$69,488	$47,746	$234,129	$183,052
Net income	$19,370	$8,904	$60,996	$42,924
Basic net income per share	$0.70	$0.33	$2.23	$1.61
Diluted income per share	$0.67	$0.32	$2.14	$1.53
Cash flow provided by operations	$60,091	$64,233	$188,582	$153,215
Production (Bcfe)	10.4	9.7	38.1	34.8

Revenues for the three months ended December 31, 2004, increased by $21.7 million to $69.5 million and for the full year revenues increased by $51.1 million to $234.1 million. Net income for the three months ended December 31, 2004, increased by $10.5 million to $19.4 million, or $0.67 diluted income per share, and net income for the year ended December 31, 2004, increased by $18.1 million to $60.1 million, or $2.14 diluted income per share. Cash flow from operations was $60.1 million and $188.6 million for the three months and full year ended December 31, 2004, respectively. The increases in net income and cash flow from operations year-over-year reflects the higher revenues principally from a 9.5% increase in production volumes, and a combination of a 34% increase in average oil prices to $39.37/Bbl and a 11% increase in average gas prices to $5.97/Mcfe.

Oil and gas production for the three months ended December 31, 2004, increased by 7.2% to 10.4 Bcfe compared to 9.7 Bcfe for the same three months of 2003. For the full year 2004, oil and gas production increased by 9.5% to 38.1 Bcfe in 2004 compared to 34.8 Bcfe in 2003. Production for both the fourth quarter and the full year represent the highest volumes ever achieved for the given periods in the company’s history.

- more -

The following table reflects our primary costs per Mcfe produced:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2004	2003	2004	2003
Lease operating expense (LOE)	$0.59	$0.61	$0.66	$0.60
General and administrative (G&A)	$0.31	$0.29	$0.21	$0.24
Interest and financing	$0.01	$0.03	$0.02	$0.05
Depreciation, depletion and amortization (DD&A)	$2.08	$1.77	$1.91	$1.60

Lease operating expenses (LOE) were $0.59/mcfe produced for the quarter and $0.66 for the full year or 10% above full year 2003 levels. General and administrative expenses (G&A) were $0.31 per /Mcfe produced for the 4th quarter and $0.21 for the full year or 12.5% below full year 2003 levels. Interest and financing costs were $0.02 per Mcfe for the year or $0.03 below 2003 levels reflecting repayment of all the company’s bank debt during 2004. Depletion, depreciation and amortization (DD&A) for the quarter was $2.08 per Mcfe produced versus $1.77 for the same quarter of 2003. For the year DD&A was $1.91 versus $1.60 for all of 2003. These increases reflect higher finding and development costs in the Gulf of Mexico. On an Mcfe basis commodity prices received in 2004 averaged $6.13 versus $5.25 in 2003.

Dry hole costs for 2004 were $12.8 million versus $24.0 million in 2003. Property impairment increased from $4.4 million in 2003 to $10.9 million in 2004. Included in the 2004 impairment is $1.1 million for unproved properties and $9.8 million on proved properties. As part of successful-efforts accounting, properties are evaluated individually for impairment. Impairment occurs when properties deplete sooner than predicted or capital costs exceed the future value of the properties.

Year-End 2004 Proved Reserves

Year-end 2004 proved reserves, as audited by Netherland, Sewell & Associates, Inc., were 16.9 million barrels of oil and 150.7 billion cubic feet of gas or 252.1 billion cubic feet of gas equivalents. This compares with 212.1 billion cubic feet of gas equivalents at year-end 2003. Proved developed reserves at year-end 2004 were 51.8% of the total reserves compared to 56% year-end 2003. As of March 4, 2005, our proved developed reserves were 60% of the total proved reserves. Gas accounted for 60% of these reserves and oil 40% at year-end 2004 compared to 67% gas and 33% oil year-end 2003.

The following table reflects the capital invested and Proved reserve additions for the year ended December 31, 2004:

(Bcfe)
Beginning Reserves	212.1
Production	(38.1)
Reserve Additions	79.7
Reserve Revisions	(1.6)

Ending Reserves	252.1

Capital Costs (MM$)	158.5

- more -

Financial and Operational Guidance for 2005

The following table reflects 2005 guidance for our estimates of our primary costs per Mcfe produced. Changes in this guidance may occur with operating results during the year.

$/Mcfe
LOE	0.65 - 0.75
G&A	0.21 - 0.28
Financing	0.01 - 0.02
DD&A	2.00 - 2.15

Dry hole expense for 2005 is anticipated to be between $25 and $30 million. Production guidance for the first six months of 2005 is 19.0-21.0 Bcfe. Based on historical winter weather patterns during the late 4th and 1st quarters, production volumes for the 1st quarter 2005 are anticipated to be seasonally lower than 4th quarter 2004, while the 2nd quarter volumes are expected to increase as new production is brought on line from new discoveries made in 2004. The Company’s objective for 2005 is to increase production and reserves approximately 15% over 2004 levels from its ongoing exploration and development program at economically attractive finding and development costs.

Remington Oil and Gas Corporation is an independent oil and gas exploration and production company headquartered in Dallas, Texas, with operations concentrating in the onshore and offshore regions of the Gulf Coast.

Statements concerning future revenues and expenses, production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of prospects or wells are forward-looking statements. Prospect size and reserve levels are often referred to as “potential” or “un-risked” reserves and are based on the Company’s internal estimates from the volumetric calculations or analogous production. Other forward-looking statements are based on assumptions concerning commodity prices, drilling results, recovery factors for wells, production rates, and operating, administrative and interest costs that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business, mechanical, political, environmental, and geologic risks. There is no assurance that these goals, projections, costs, expenses, reserve levels, and production volumes can or will be met. Further information is available in the Company’s filings with the Securities and Exchange Commission, which are herein incorporated by this reference. Information in this document should be reviewed in combination with the Company’s filings with the Securities and Exchange Commission and information available on the Company’s website at www.remoil.net.

- more -

REMINGTON OIL AND GAS CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	At December 31,
	2004	2003
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$58,659	$31,408
Accounts receivable	49,582	43,004
Prepaid expenses and other current assets	5,350	2,846

Total current assets	113,591	77,258

Properties
Oil and gas properties (successful-efforts method)	744,215	609,599
Other properties	3,145	3,450
Accumulated depreciation, depletion and amortization	(409,591)	(333,011)

Total properties	337,769	280,038

Other assets
Other assets	1,754	2,089

Total other assets	1,754	2,089

Total assets	$453,114	$359,385

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$69,339	$58,311

Total current liabilities	69,339	58,311

Long-term liabilities
Notes payable	—	18,000
Asset retirement obligations	16,030	12,446
Deferred income taxes	53,785	28,751

Total long-term liabilities	69,815	59,197

Total liabilities	139,154	117,508

Commitments and contingencies Stockholders’ equity
Preferred stock, $0.01 par value, 25,000,000 shares authorized Shares issued — none
Common stock, $.01 par value, 100,000,000 shares authorized, 27,883,698 shares issued and 27,849,339 shares outstanding in 2004, 26,946,768 shares issued and 26,912,409 shares outstanding in 2003	279	269
Additional paid-in capital	132,334	120,925
Restricted common stock	6,749	3,156
Unearned compensation	(5,593)	(1,668)
Retained earnings	180,191	119,195

Total stockholders’ equity	313,960	241,877

Total liabilities and stockholders’ equity	$453,114	$359,385

REMINGTON OIL AND GAS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts and prices)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
Gas sales	$50,014	$33,918	$167,564	$130,346
Oil sales	19,267	13,709	65,941	52,233
Interest income	150	46	349	161
Gain on sale of assets and other income	57	73	275	312

Total revenues	69,488	47,746	234,129	183,052

Costs and expenses
Operating costs and expenses	6,153	5,919	25,013	20,910
Exploration expenses	6,583	4,745	22,551	25,416
Depreciation, depletion and amortization	21,543	17,095	72,810	55,694
Impairment of oil and gas properties	2,468	2,693	10,876	4,447
General and administrative	3,235	2,774	8,053	8,408
Interest and financing expense	111	317	894	1,635

Total costs and expenses	40,093	33,543	140,197	116,510

Income before taxes	29,395	14,203	93,932	66,542

Income tax expense	10,025	5,299	32,936	23,618

Net income	$19,370	$8,904	$60,996	$42,924

Basic income per share	$0.70	$0.33	$2.23	$1.61

Diluted income per share	$0.67	$0.32	$2.14	$1.53

Average shares outstanding
Basic	27,773	26,868	27,408	26,628
Diluted	28,882	28,088	28,441	27,987

Production
Gas (MMcf)	7,868	6,871	28,057	24,149
Oil (MBbls)	417	467	1,675	1,775
Mcfe (1 barrel of oil is equivalent to 6 Mcf of gas)	10,370	9,673	38,107	34,799

Average prices
Gas	$6.36	$4.94	$5.97	$5.40
Oil	$46.20	$29.36	$39.37	$29.43

- more -

REMINGTON OIL AND GAS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2004	2003
	(Unaudited)
Cash flow provided by operations
Net income	$60,996	$42,924
Adjustments to reconcile net income
Depreciation, depletion, and amortization	72,810	55,694
Deferred income tax expense	25,034	23,443
Amortization of deferred finance charges	183	207
Impairment of oil and gas properties	10,876	4,447
Dry hole costs	12,787	23,993
Cash paid for dismantlement and restoration liability	(1,712)	(1,631)
Stock based compensation	1,427	1,565
Tax benefit from exercise of employee stock options	4,083	—
Changes in working capital
(Increase) in accounts receivable	(6,570)	(10,483)
Decrease (increase) in prepaid expenses and other current assets	(2,360)	2,313
Increase in accounts payable and accrued expenses	11,028	10,743

Net cash flow provided by operations	188,582	153,215

Cash from investing activities
Payments for capital expenditures	(148,908)	(115,714)

Net cash (used in) investing activities	(148,908)	(115,714)

Cash from financing activities
Payments on notes payable and other long-term payables	(18,000)	(22,573)
Purchase common stock	(645)	(809)
Commitment fee on line of credit	—	(293)
Common stock issued	6,222	2,653

Net cash (used in) financing activities	(12,423)	(21,022)

Net increase in cash and cash equivalents	27,251	16,479
Cash and cash equivalents at beginning of period	31,408	14,929

Cash and cash equivalents at end of period	$58,659	$31,408

Cash paid for interest	$948	$1,702

Cash paid for taxes	$580	$175